UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	January 31, 2017

Integrity Applications, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-54785	98-0668934
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19 Ha'Yahalomim St. P.O. Box 12163, Ashdod, Israel	L3 7760049
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	972 (8) 675-7878

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On February 6, 2017, Integrity Applications, Inc., a Delaware corporation (the “Company”), entered into an amended and restated consulting agreement (the “A&R Consulting Agreement”) with Strand Strategy, a healthcare consulting firm (“Strand Strategy”), relating to the retention of Strand Strategy’s services as an independent contractor on a temporary basis, effective as of December 1, 2016 (the “Effective Date”).  The founder and managing director of Strand Strategy, Angela Strand, is an independent member of the board of directors of the Company (the “Board”), is a member of the Compensation Committee and Chairperson of the Nominating and Corporate Governance Committee of the Board.

Pursuant to the terms of the A&R Consulting Agreement, Strand Strategy agreed to assist the Company with its corporate strategy, business development and communication management for a 90-day period, beginning on the Effective Date (the “Services”).  As consideration for the Services, the Company agreed to pay Strand Strategy a fee of $60,000, 25% of which shall be paid in cash and 75% of which shall be paid by the grant to Strand Strategy of 10,000 shares of Common Stock, par value $0.001 per share, of the Company (the “Common Stock”). The A&R Consulting Agreement may be terminated immediately by either party, upon written notice to the other party, if the other party materially breached the A&R Consulting Agreement, and such breach is incapable of cure.  With respect to a breach capable of cure, the nonbreaching party may terminate the A&R Consulting Agreement if the breaching party fails to cure within five (5) days after receipt of written notice of breach.  The A&R Consulting Agreement contains confidentiality obligations that survive the termination of the A&R Consulting Agreement indefinitely.

Item 5.02        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment of New Chief Financial Officer

On January 31, 2017, the Board of Directors of the Company unanimously voted to appoint Sami Sassoun as the Chief Financial Officer of the Company and its wholly-owned subsidiary, A.D. Integrity Applications Ltd. (the “Subsidiary”), commencing on February 1, 2017.

On February 1, 2017, the Subsidiary entered into an employment agreement (the “Employment Agreement”) with Mr. Sassoun to serve as Chief Financial Officer of the Company and the Subsidiary.  The Employment Agreement provides for a monthly base gross salary of NIS 30,000 (approximately $8,000 based on the exchange rate of NIS 3.7461 / $1.00 USD in effect on February 1, 2017), as well as the payment of certain social benefits and the use of a company car.  In addition, pursuant to the Employment Agreement, the Company has agreed to grant to Mr. Sassoun, on the one year anniversary of the commencement of his employment with the Company, options to purchase such number of shares of Common Stock of the Company, at an exercise price of $4.50 per share, with the number of options to be issued and the vesting provisions applicable thereto to be determined by the Board of Directors of the Company.  The Employment Agreement is terminable by either party on 90 days’ notice or immediately by the Subsidiary for Cause (as defined in the Employment Agreement) without the payment of severance.  The Employment Agreement contains non-compete obligations applicable during the term of the agreement and for one year thereafter and confidentiality obligations that survive the termination of the agreement indefinitely.

Prior to joining the company Mr. Sassoun founded Bedrock Enterprises Ltd., a boutique consulting firm. Mr. Sassoun served as Chief Financial Officer at EZTD Inc. a publicly traded internet marketing company from March 2014 to June of 2015. Mr. Sassoun served as a Managing Director of YesCFO LLC. Prior to that, from 2008 to 2010, Mr. Sassoun served as the Chief Financial Officer of Pro-Fruit Marketing Inc., an importer and wholesaler of fresh fruit. From 2001 to 2008, Mr. Sassoun served as the Chief Financial Officer of Prestige Window Fashions, a manufacturer of custom made window treatments. He also served as the vice president of finance and operations of Brean Murray, an independent investment bank which provides equity research services, corporate finance and advisory investment banking and equity institutional sales and trading. Mr. Sassoun began his career with Cohn Reznick and obtained his Certified Public Accountant certificate in 1992. Mr. Sassoun holds a B.S. in accounting from Rutgers University.

Mr. Sassoun has no family relationships with any of the executive officers or directors of the Company.  There have been no transactions in the past two years to which the Company or any of its subsidiaries was or is to be a party, in which Mr. Sassoun had, or will have, a direct or indirect material interest.

Departure of Chief Financial Officer

On January 31, 2017, the Company and Eran Hertz, the Company’s Chief Financial Officer, verbally agreed to the termination of Mr. Hertz’s position as Chief Financial Officer. Mr. Hertz is expected to remain with the company for an undetermined period of time to assist the new Chief Financial Officer, Mr. Sassoun, in the transition.

Item 8.01      Other Events

On February 6, 2017, the Company issued a press release announcing that its Board had appointed Mr. Sassoun to succeed Mr. Hertz as the Chief Financial Officer of the Company, including a description of Mr. Sassoun’s experience.  A copy of the press release, dated February 6, 2017, is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01      Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Description

99.1	Press Release, dated February 6, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 6, 2017

INTEGRITY APPLICATIONS, INC.

By:	/s/ Avner Gal
Name: Avner Gal
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description

99.1	Press Release, dated February 6, 2017